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                                                                     EXHIBIT 8.1


404/572-3353                                                        404/572-5147


                                May __, 1997



SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia  30308

Ladies and Gentlemen:

         We have acted as special tax counsel to SunTrust Banks, Inc. (the "Company") and to SunTrust Capital I (the "Trust") in connection with the proposed offering by the Trust of its Floating Rate Preferred Securities, Series A (the "Preferred Securities") as described in that certain Prospectus dated May 6, 1997, which is included in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission in connection with the offering of such Preferred Securities (the "Registration Statement"), and that certain Prospectus Supplement dated May __, 1997 (the "Prospectus Supplement"). In connection therewith, you have requested our opinions with respect to the status of the Subordinated Debentures and the Trust for United States federal income tax purposes and the accuracy of the discussion included in Prospectus
Supplement under the heading "United States Federal Income Taxation."   All
capitalized terms used herein without definition shall have the same meaning as in the Prospectus Supplement.


                      FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement, the Prospectus Supplement and all exhibits thereto. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto are enforceable, and have been or will be performed or satisfied, in accordance with their terms. In addition, we have relied,
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with your consent, upon (i) the opinion of Skadden, Arps, Slate, Meagher & Flom
(Delaware), special Delaware counsel to the Trust, as to certain matters of Delaware law relating to the validity of the Preferred Securities; and (ii) the opinion of Raymond D. Fortin, Senior Vice President and Counsel of the Company, as to certain other legal matters. Finally, we have assumed, again with your consent, that the Trust (i) will not be registered under the Investment Company Act of 1940, as amended, as a management company or unit investment trust, (ii) will not elect under such Act to be treated as a business development company, and (iii) will not be a common trust fund or similar fund excluded by section 3(c)(3) of such Act from the definition of "investment company" and will not be included in the definition of "common trust fund" by section 584(a) of the Internal Revenue Code.


                                  OPINIONS

         Based upon and subject to the foregoing, we are of the following opinions:

         (1) The Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes.

         (2) The Trust will be classified as a grantor trust and will not be treated as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the Subordinated Debentures, whether or not cash is actually distributed to the Securityholder.

         (3) The discussion contained in that portion of the Prospectus Supplement under the caption "United States Federal Income Taxation" constitutes, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the purchase, ownership, and disposition of Preferred Securities under current law.


                             *        *        *

         The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended, the United States Treasury Regulations promulgated thereunder, current administrative positions of the United States Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the SunTrust Capital Trusts and to the holders of the Preferred Securities. In addition, our opinions cannot be relied upon if any of the facts contained in the documents that we have examined, including the
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opinions of Skadden, Arps, Slate, Meagher & Flom (Delaware) and Raymond D.
Fortin, or if any of the assumptions that we have made, is, or later becomes, inaccurate.

         Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the Trust, Subordinated Debentures or Preferred Securities.

         This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in any law or regulation that may hereafter occur.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,